EXHIBIT 10.3

CORECIVIC, INC.

NON-EMPLOYEE Director RESTRICTED SHARE UNIT AWARD AGREEMENT

(2020 Stock Incentive Plan)

This RESTRICTED SHARE UNIT AWARD AGREEMENT (the “Agreement”) is made thisday of ,, (the “Grant Date”), by and between CoreCivic, Inc., a Maryland corporation (together with its Subsidiaries, the “Company”), and(the “Recipient”) who is a member of the Board. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the CoreCivic, Inc. 2020 Stock Incentive Plan (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Plan, which permits the issuance of restricted share units; and

WHEREAS, pursuant to the Plan, the Committee has granted an award of restricted share units to the Recipient as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Grant of Restricted Share Units.

(a)The Company hereby grants to the Recipient an award (the “Award”) of             restricted share units (the “Restricted Share Units”) on the terms and conditions set forth in this Agreement and the Plan. A bookkeeping unit will be maintained by the Company to keep track of the Restricted Share Units and any Dividend Equivalent Units (as defined below) or other dividend equivalent rights that may accrue as provided in Section 5.

(b)The Recipient’s rights with respect to the Award shall remain forfeitable at all times prior to the Vested Date. The Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Recipient other than by will or the laws of descent and distribution or as otherwise permitted by the Plan.

2.Vesting of the Award. One hundred percent (100%) of the Restricted Share Units will vest on              , provided the Recipient shall have continued to serve as a director of the Company through such date (the “Vested Date”). Except as otherwise determined by the Committee at or after the grant of the Award hereunder, and subject to Section 4, in the event that the Recipient’s service as a director with the Company terminates prior to the Vested Date, Recipient shall automatically and without notice forfeit all unvested Restricted Share Units (including any related dividend equivalent rights awarded pursuant to Section 5 hereof), and the Recipient (and any of Recipient’s successors, heirs, assigns, or personal representatives) shall cease to have any rights or interests in such forfeited Restricted Share Units (including any related dividend equivalent rights awarded pursuant to Section 5 hereof).

3.Payment of Vested Restricted Share Units.  Recipient shall be entitled to receive the number of Shares equal to the number of vested Restricted Share Units (and any related Dividend Equivalent Units described in Section 5) whose restrictions have lapsed pursuant to Section 2 or Section 4, together with any cash-based dividend equivalent rights relating to such vested Restricted Share Units. Upon the vesting of any Restricted Share Units pursuant to Section 2 or Section 4, an appropriate book entry shall evidence the issuance of Shares, and any cash-based dividend equivalent rights shall be paid, to the Recipient as soon as practicable thereafter.

4.Accelerated Vesting. If, prior to the Vested Date, (i) Recipient shall die while in service with the Board, (ii) Recipient shall separate from service with the Board on account of a Disability, or (iii) the Company undergoes a Change in Control, all then unvested and outstanding Restricted Share Units shall become immediately vested and nonforfeitable upon the occurrence of any such event.

5.Dividend Equivalent Rights. Recipient shall receive dividend equivalent rights in respect of the Restricted Share Units covered by this Agreement at the time of any payment of dividends to stockholders on Shares. At the Company’s option, the Restricted Share Units will be credited with either (a) additional Restricted

Share Units (the “Dividend Equivalent Units”) (including fractional units) for cash dividends paid on Shares in an amount determined by (i) multiplying the cash dividend paid per Share by the number of Restricted Share Units (and previously credited Dividend Equivalent Units) outstanding and unpaid, and (ii) dividing the product determined above by the Fair Market Value of a Share, in each case, on the dividend record date; or (b) a cash amount equal to the amount that would be payable to the Recipient as a stockholder in respect of a number of Shares equal to the number of Restricted Share Units (and previously credited Dividend Equivalent Units) outstanding and unpaid as of the dividend record date; provided, that cash-based dividend equivalent rights described in subparagraph (b) shall be credited unless the Committee affirmatively elects to credit Dividend Equivalent Units. The Restricted Share Units will be credited with Dividend Equivalent Units for stock dividends paid on Shares by multiplying the stock dividend paid per Share by the number of Restricted Share Units (and previously credited Dividend Equivalent Units) outstanding and unpaid on the dividend record date.  Each Dividend Equivalent Unit has a value equal to one Share, and partial Dividend Equivalent Units will be rounded down to the nearest whole Share if so determined by the Committee. Each Dividend Equivalent Unit or cash-based dividend equivalent right will vest and be settled or payable at the same time as the Restricted Share Units to which such Dividend Equivalent Unit or cash amount relates and shall be forfeited if the underlying Restricted Share Unit does not vest in accordance with this Agreement.

6.Rights as a Stockholder. Except as provided above, the Recipient shall not have voting or any other rights as a stockholder of the Company with respect to the Restricted Share Units. Recipient will obtain full voting and other rights as a stockholder of the Company upon the settlement of Restricted Share Units in Shares.

7.Plan Governs. The Recipient hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. This Agreement shall be construed in accordance and consistent with, and subject to, the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

8.Adjustments. The Committee shall make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Award of Restricted Share Units in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 of the Plan) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles. Such adjustments shall be made in accordance with Section 4.2 of the Plan and Section 409A of the Code, to the extent applicable.

9.Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

10.Notice. All notices required to be given under this Award shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:CoreCivic, Inc.

5501 Virginia Way

Brentwood, Tennessee 37027

To the Recipient:	The address then maintained with respect to the Recipient in the Company’s records.

11.Governing Law. This Agreement shall be construed, administered and enforced according to the laws of the State of Tennessee, without regard to the conflicts of laws provisions thereof.

12.Entire Agreement; Counterparts. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

13.Headings. Section headings used herein are for convenience of reference only and shall not be considered in interpreting this Agreement.

14.Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Recipient’s legal representatives.  All obligations imposed upon the Recipient and all rights granted to the Company under this Agreement shall be binding upon the Recipient’s heirs, executors, administrators and successors.

15.No Right to Continued Service. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Recipient any right to continued service as a member of the Board.

16.Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the Restricted Share Units (including any dividend rights) to be made to the Recipient pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, settlement of the Restricted Share Units may not so qualify, and in that case, the Committee shall administer the grant and settlement of such Restricted Share Units in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of the Recipient’s separation from service with the Company, the Recipient is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Recipient) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Recipient’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a “separation from service” (within the meaning of Section 409A of the Code). Each payment under this Agreement constitutes a “separate payment” for purposes of Section 409A of the Code.

17.Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Recipient and the Company for all purposes.  In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be resolved in accordance with the foregoing, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Nashville, Tennessee metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator. If the Recipient substantially prevails on any of his or her substantive legal claims, then the Company shall reimburse all legal fees and arbitration fees incurred by the Recipient to arbitrate the dispute.

18.Data Privacy Consent.  In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional Data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement.  By entering into this Agreement, the Recipient (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Data; (ii) waives any privacy rights the Recipient may have with respect to the Data; (iii) authorizes the Relevant Companies to store and transmit such Data in electronic form; (iv) authorizes the transfer of the Data to any jurisdiction in which the Relevant Companies consider appropriate, and (v) otherwise acknowledges and consents to the provisions of Section 15.15 of the Plan.  The Recipient shall have access to, and the right to change, the Data. Data will only be used in accordance with applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and sealed this Agreement on the day and year first set forth above.

CORECIVIC, INC.

By:

Title:

RECIPIENT:

Signature:

Name (printed):